UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2008

Distributed Energy Systems Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50453	20-0177690
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

10 Technology Drive, Wallingford, Connecticut	06492
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 678-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 22, 2008, the registrant and Perseus Partners VII, L.P., or Perseus, entered into a Third Amendment to Additional Investment Senior Secured Convertible Promissory Notes, or the Third Amendment. The Third Amendment is filed as Exhibit 10.1 hereto.

The events of default under our debt agreements with Perseus include any time that (1) the registrant’s working capital falls below a specified minimum amount or (2) the registrant’s unrestricted cash and cash equivalents, excluding proceeds from any sale of assets outside the ordinary course, fall below a specified minimum amount. Any event of default under the Perseus agreements would permit Perseus to accelerate all the amounts the registrant owes them.

The Third Amendment specifies that, through May 30, 2008, the minimum amount of working capital will be $1.25 million and the minimum amount of unrestricted cash and cash equivalents will be $2.0 million. After May 30, 2008, these minimum amounts will revert to $3.5 million and $1.0 million, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1 Third Amendment to Additional Investment Senior Secured Convertible Promissory Notes between the registrant and Perseus Partners VII, L.P. dated May 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISTRIBUTED ENERGY SYSTEMS CORP.

Date: May 27, 2008	By:	/s/ Peter J. Tallian
Peter J. Tallian, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amendment to Additional Investment Senior Secured Convertible Promissory Notes between the registrant and Perseus Partners VII, L.P. dated May 22, 2008.